UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2026

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-41552	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Rua Antonio de Albuquerque, 156 - 17th Floor

Belo Horizonte, Minas Gerais, Brazil, 30.112-010

(Address of principal executive offices, including zip code)

(833) 661-7900

(Registrant’s telephone number, including area code)

Not applicable

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ATLX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Rodrigo Menck as Director

On April 1, 2026, Mr. Rodrigo Menck notified Atlas Lithium Corporation (the “Company”) that he was resigning from the Company’s Board of Directors (the “Board”), effective immediately (the “Resignation”). At the time of his Resignation, Mr. Menck did not serve on any committee of the Board. Mr. Menck resigned for personal reasons and not from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Admiral Flávio Rocha as Director

The Board approved the appointment of Admiral (Ret.) Flávio Augusto Viana Rocha, age 62, as a director to fill the vacancy created by the resignation of Mr. Menck. Admiral Rocha’s appointment is effective on April 6, 2026 (the “Appointment Date”)

Admiral Rocha is a prior cabinet member in the Brazilian government. He has over 43 years of experience in strategy, governance, logistics, and international relations, including official government missions to more than 50 countries. He currently serves as President of FRC, a consultancy firm specializing in M&A, international business, and strategic advisory services. He is also a Fellow and Guest Lecturer at King’s College London, where he leads academic discussions on geopolitics and strategy.

Admiral Rocha served in the Brazilian Navy from 1984 to 2024, rising to the rank of Four-Star Admiral. From 2020 to 2022, he held the Minister-level position of Chief of the Secretariat for Strategic Affairs of the Presidency of Brazil, where he was responsible for national strategic planning and led the development of Brazil’s National Long-Term Policy and National Strategic Agenda, including the National Energy Policy. Concurrently, he served as Head of the President’s International Affairs Advisory Office, directly advising the President on international matters, and as Secretary for Social Communication of the Presidency of the Republic. In these senior government roles, Admiral Rocha led official government delegations to numerous countries including the United States, the United Kingdom, France, Argentina, Hungary, and member states of the Arab League. He also directly supported the President of Brazil during United Nations General Assemblies, G20 Summit, BRICS Summit, and BRICS Business Forum, among others.

Admiral Rocha’s military and public service career has been recognized with 22 national medals and decorations, including the Grand Cross of the Order of Naval Merit, the Grand Cross of the Order of Rio Branco, and the Order of Defense Merit. He has also received four international honors, including the National Order of Merit from France, the National Order of Merit from Hungary, and a commendation from the U.S. Navy and Marine Corps.

His board governance experience includes serving as a member of the Board of Directors of BrasilPrev Insurance and Pension S.A. and BB Mapfre Holdings S.A. from 2020 to 2023, as well as serving on Brazil’s National Energy Policy Council and the Legal Amazon Council from 2018 to 2022. Within the Brazilian Navy, he served on the Navy’s highest governing body (Navy High Command) and was a member of all four top-level boards responsible for strategic, financial, and institutional decisions.

Admiral Rocha holds Master and PhD degrees in Naval Sciences from the Brazilian Naval War College, and postgraduate degrees in Legislative Law from Senate University and in Political Science and Executive-Legislative Relations from the University of Brasília. He has also completed courses at the University of Virginia and at the Paris-Sorbonne University. He is fluent in English, Spanish, French, German, and Italian.

The Board has determined that Admiral Rocha is “independent” under the applicable rules of The Nasdaq Stock Market. In connection with his appointment, Admiral Rocha has been appointed to the Audit Committee of the Board, effective as of the Appointment Date.

In connection with his appointment and effective as of the Appointment Date, the Compensation Committee of the Board recommended, and the Board subsequently approved, a cash board service fee to Admiral Rocha of 50,000 Brazilian reais (approximately US$9,700 based on the current exchange rate) per month. Admiral Rocha will not receive any equity awards or options in connection with his appointment.

There are no other arrangements or understandings between Admiral Rocha and any other person pursuant to which he was selected as a director, and Admiral Rocha is not a participant in any other related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Admiral Rocha and any director or officer of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XRBL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS LITHIUM CORPORATION

Dated: April 7, 2026	By:	/s/ Marc Fogassa
	Name:	Marc Fogassa
	Title:	Chief Executive Officer